Exhibit 99.3

NEWS RELEASE

Coeur Announces Settlement of Outstanding Rochester Claims Dispute

Company Anticipates Announcing Rochester Expansion Plans and

Reserve Increases During the Second Half 2013

Chicago, Illinois – June 25, 2013 – Coeur Mining, Inc. (the “Company” or “Coeur”) (NYSE: CDE, TSX: CDM) announced today it has settled the outstanding claims dispute at its Rochester silver and gold mine in Nevada with Rye Patch Gold US Inc. and Rye Patch Gold Corp. (“Rye Patch”) for $10 million in cash plus a 3.4% net smelter royalty (“NSR”) covering 39.4 million silver equivalent ounces of net metal sales. In exchange, Rye Patch will transfer its mining claims involved in the dispute to Coeur Rochester, Inc., a wholly-owned subsidiary of Coeur. The settlement transactions are expected to close by June 28, 2013, and are not subject to any significant external closing conditions.

This NSR is payable from Rochester production and sales beginning January 1, 2014 and is expected to be completed in approximately four years. There is no minimum payment obligation under the NSR.

As part of the settlement, Coeur also granted Rye Patch the option to acquire Coeur’s Blue Bird patented, federal mining claim, which is situated two miles west of Rochester and is adjacent to Rye Patch’s Lincoln Hill exploration property. This claim is about 19.5 acres in size and is not strategic to the Company’s Rochester operation. Rye Patch has until 10 days after closing to exercise the option to acquire Blue Bird.

“Although we remain confident in our legal position, we believe our stockholders are best served by achieving a commercial solution to this ongoing litigation,” stated Mitchell J. Krebs, Coeur’s President and Chief Executive Officer. “Rochester has the potential to once again become one of the world’s great silver and gold operations. It’s unfortunate that this claims dispute arose in late 2011, but we’re pleased to have it behind us so we can focus on realizing the full potential of this asset.”

The Company expects to announce its plans to further expand Rochester production rates and anticipates providing an updated silver and gold reserve estimate later in 2013.

As of December 31, 2012, Rochester’s proven and probable reserves totaled 79.9 million tons containing approximately 44.9 million ounces of silver and 308,000 ounces of gold. In addition to these reserves, Rochester reported year-end measured and indicated resources of 264.3 million tons containing 120.7 million ounces of silver and 865,000 ounces of gold. Inferred resources totaled an additional 45.6 million tons containing 27.2 million ounces of silver and 123,000 ounces of gold. (Please refer to the Appendix Table for related grades for mineral reserves and resources.)

In addition to these in-situ reserves and resources, Coeur estimates approximately 150 million tons of stockpile material at Rochester. These stockpiles represent historic waste rock generated over the past 26 years of mining activity at Rochester. Due to substantially higher silver and gold prices today compared to when the stockpile material was initially mined, Coeur believes the stockpiles represent an excellent, low-cost opportunity to add to the Company’s reserves. Accordingly, Coeur commenced drilling and sampling in 2012 to quantify this potential and this program continues in 2013. As of December 31, 2012, 34.2 million tons of Rochester’s proven and probable reserves, 3.3 million tons of measured and indicated resources and 5.6 million tons of inferred resources were derived from stockpile material. To date, drilling has taken place on just two of six historic stockpiles.

Rochester produced 2.8 million ounces of silver and 38,066 ounces of gold in 2012 at average cash operating costs of $9.62 per silver ounce.

About Coeur

Coeur Mining, Inc. is the largest U.S.-based primary silver producer and a growing gold producer. The Company has four precious metals mines in the Americas generating strong production, sales and cash flow. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. The Company also has a non-operating interest in the Endeavor mine in Australia. In addition, the Company has two silver-gold feasibility stage projects – the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company also conducts ongoing exploration activities in Mexico, Argentina, Nevada, Alaska and Bolivia. The Company owns strategic investment positions in eight silver and gold development companies with projects in North and South America.

Cautionary Statement

This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated operating results, production levels, mineral reserve growth, exploration results, and planned expansions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that permits necessary for the planned Rochester expansion may not be obtained, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Donald J. Birak, Coeur’s Senior Vice President of Exploration and a qualified person under Canadian National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Coeur’s mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.

Cautionary Note to U.S. Investors-The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in public disclosures, such as “measured,” “indicated,” “inferred” and “resources,” that are recognized by Canadian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC’s website at http://www.sec.gov.

Non-U.S. GAAP Measures

We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including cash operating costs. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe cash operating costs is an important measure in assessing the Company’s overall financial performance.

For Additional Information:

Wendy Yang, Vice President, Investor Relations

(208) 665-0345

Stefany Bales, Director, Corporate Communications

(208) 667-8263

www.coeur.com

APPENDIX Table 1: Rochester Mineral Reserves and Resources at Year-End 2012

Mineral Reserves - Year-end 2012

	Short Tons	Ave Grade (oz/ton)		Contained Ozs (000)
	(000)	Ag	Au	Ag	Au
Rochester deposit in-situ
Proven and Probable	45,733	0.60	0.005	27,262	227
Rochester area stockpile
Proven and Probable	34,190	0.52	0.002	17,634	81
Total Proven and Probable in-situ	79,923	0.56	0.004	44,896	308

Mineral Resources (Exclusive of Mineral Reserves) - Year-end 2012

	Short Tons	Ave Grade (oz/ton)		Contained Ozs (000)
	(000)	Ag	Au	Ag	Au
Rochester deposit in-situ
Measured and Indicated	220,187	0.44	0.003	97,070	762
Inferred	31,507	0.64	0.003	20,288	88
Nevada Packard deposit in-situ
Measured and Indicated	40,773	0.53	0.002	21,510	96
Inferred	8,569	0.45	0.003	3,836	23
Rochester area stockpile
Measured and Indicated	3,323	0.64	0.002	2,137	7
Inferred	5,567	0.55	0.002	3,077	12
Total Mineral Resources
Measured and Indicated	264,283	0.46	0.003	120,717	865
Inferred	45,643	0.60	0.003	27,201	123

Footnotes to the Mineral Reserves and Resources Table:

1.	Metal prices used for mineral reserves were $27.50 per ounce of silver and $1,450 per ounce of gold.
2.	Metal prices used for mineral resources were $33.00 per ounce of silver and $1,700 per ounce of gold.
3.	Mineral resources are in addition to mineral reserves and have not demonstrated economic viability.
4.	Rounding of tons and ounces, as required by reporting guidelines, may result in apparent differences between tons, grade and contained metal content.

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